As filed with the Commission on January 15, 2008

Registration No. 333-125679

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABX Holdings, Inc.

(Exact name of registrant as specified in its charter)

Ohio	26-1631624
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

ABX AIR, INC. 2005 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

145 Hunter Drive

Wilmington, Ohio 45177

(937) 382-5591

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

W. Joseph Payne

Vice President, General Counsel & Secretary

9145 Hunter Drive

Wilmington, Ohio 45177

(937) 382-5591

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

EXPLANATORY NOTE

ABX Holdings, Inc. (the “Company”), a Delaware corporation, files this Post-Effective Amendment to the Registration Statement on Form S-8 (this “Amendment”) as the successor registrant to its wholly-owned subsidiary, ABX Air, Inc. (“Predecessor”), a Delaware corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor adopting a holding company organizational structure and pertains to the adoption by the Company of Registration Statement No. 333-125679 (the “Registration Statement”), originally covering 3,000,000 shares of Predecessor common stock, par value $0.01 per share (the “Predecessor Common Stock”) issuable under the ABX Air, Inc. 2005 Long-Term Incentive Plan (the “Plan”).

Pursuant to the Agreement and Plan of Reorganization dated December 31, 2007 (the “Reorganization Agreement”), among the Company, Predecessor, and ABX Merger Sub, Inc., a Delaware corporation, Predecessor reorganized into a holding company structure, effective as of December 31, 2007, whereby the Company became the holding company for Predecessor.

In accordance with the terms of the Reorganization Agreement, each outstanding share of Predecessor Common Stock was converted into one share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”). As a result of the Merger, each stockholder of Predecessor became a holder of Company Common Stock evidencing the same proportional interests in the Company and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such stockholder held in Predecessor. Further, all restricted stock units and performance-based stock units convertible into Predecessor Common Stock outstanding under the Plan were assumed by the Company and they continue to have the same terms and conditions except that each stock unit will be convertible into Company Common Stock, not Predecessor Common Stock.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934. Registration fees were paid at the time of filing the original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.

2.1	Agreement and Plan of Reorganization, dated December 31, 2007, by and among ABX Air, Inc., ABX Holdings, Inc., and ABX Merger Sub, Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 7, 2008 and incorporated herein by reference.

3.1	Certificate of Incorporation of ABX Holdings, Inc., filed as Exhibit 4.1 to the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form 8-A filed with the Commission on January 2, 2008 (Film No. 08501810) (“Form 8-A/A”) and incorporated herein by reference.

3.2	Bylaws of ABX Holdings, Inc., filed as Exhibit 4.2 to the Company’s Form 8-A/A and incorporated herein by reference.

4.1	Preferred Stock Rights Agreement by and between ABX Holdings, Inc. and National City Bank, dated December 31, 2007, filed as Exhibit 4.3 to the Company’s Form 8-A/A and incorporated herein by reference.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP (regarding validity of securities offered).*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (contained in opinion filed in Exhibit 5.1).*

*	Previously filed.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Ohio, on January 14, 2008.

ABX HOLDINGS, INC.

By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities listed below on January 14, 2008:

Signatures	Title

/s/ Joseph C. Hete	Director, President & Chief Executive Officer
Joseph C. Hete	(principal executive officer)

/s/ Quint O. Turner	Chief Financial Officer
Quint O. Turner	(principal financial officer)

/s/ James E. Bushman	Director
James E. Bushman

/s/ James H. Carey	Director
James H. Carey

/s/ Randy D. Rademacher	Director
Randy D. Rademacher

/s/ Jeffrey J. Vorholt	Director
Jeffrey J. Vorholt

/s/ John D. Geary	Director
John D. Geary